Exhibit 10.1

COMMUTATION AGREEMENT

AND MUTUAL RELEASE

This Commutation Agreement and Mutual Release (the “Agreement”), by and between United Guaranty Residential Insurance Company, an insurance company organized under the laws of North Carolina (“United Guaranty”), and WM Mortgage Reinsurance Company, Inc., an insurance company organized under the laws of Hawaii (“Reinsurer”), is entered into as of February 28, 2014. The parties to the Agreement shall be referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Parties entered into the following reinsurance agreements (each, a “Reinsurance Agreement” and collectively, the “Reinsurance Agreements”):

1.	No. 3-93, effective August 1, 1999, as amended;
2.	No. 3-93B, effective January 1, 2002, as amended;
3.	No. 3-58, effective January 1, 1998, as amended;
4.	No. 3-46, effective January 1, 1998, as amended; and
5.	No. 3-46B, effective January 1, 2002, as amended;

whereby United Guaranty agreed to cede to Reinsurer and Reinsurer agreed to assume from United Guaranty certain insurance risks in exchange for the payment by United Guaranty of certain reinsurance premiums to Reinsurer; and

WHEREAS, in connection with the Reinsurance Agreements, the Parties and US Bank, National Association (the “Trustee”), entered into a trust agreement dated December 31, 1998 (“Trust Agreement”), pursuant to which Reinsurer established a trust account (the “Trust Account”) for the benefit of United Guaranty in order to secure the obligations of Reinsurer under the Reinsurance Agreements; and

WHEREAS, United Guaranty and Reinsurer wish to fully and finally settle and commute all rights, obligations and liabilities, known and unknown, of Reinsurer and United Guaranty under the Reinsurance Agreements and Trust Agreement, to terminate the Reinsurance Agreements and Trust Agreement in their entirety, and fully and finally settle, discharge and release any and all of each of their respective liabilities, rights, duties and obligations under the Reinsurance Agreements and Trust Agreement;

NOW, THEREFORE, in consideration of this commutation, the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto mutually agree as follows:

1.

Subject to obtaining the consents, waivers and approvals set forth in Paragraph 11 and as soon as practicable thereafter, the Parties shall direct the Trustee to terminate the Trust Account and the Trust Agreement and to take all steps necessary to liquidate all assets in the Trust Account into cash and pay to United Guaranty, as soon as practicable after such notification, a cash amount equal to seventeen million seven hundred thousand and six hundred and forty-six dollars (US $17,700,646.00) (the “Commutation Amount”) from the Trust Account, in commutation, payment and full and final satisfaction of all amounts owed, owing, or which may be owing, at any time to United Guaranty regarding, in connection with, and/or arising under the Reinsurance Agreements or Trust Agreement; provided, however, that the Parties agree that Reinsurer shall have the right to designate which assets in the Trust Account shall be liquidated in order to effect the payment of the Commutation Amount to United Guaranty. Reinsurer acknowledges and agrees that, notwithstanding any contrary provision of the Trust Agreement, the Commutation Amount may be used by United Guaranty and applied for any legitimate purpose. Reinsurer shall remain responsible for payment to the Trustee of such compensation and fees as may be due to the Trustee through the date of termination of the Trust Agreement. In connection with the payment of the Commutation Amount United Guaranty shall direct the Trustee to pay to Reinsurer all remaining cash and assets in the Trust Account (the “Remainder Amount”) contemporaneously with the remittance to United Guaranty of the Commutation Amount and United Guaranty acknowledges and agrees that, notwithstanding any contrary provision of the Trust Agreement, the Remainder Amount may be used by the Reinsurer and applied for any legitimate purpose.

2.	Upon execution of this Agreement and after satisfaction of all conditions and requirements set forth in Paragraph 11, United Guaranty and Reinsurer hereby declare and agree that the Reinsurance Agreements are terminated and shall be fully and finally commuted with no further action required by either Party hereto, and the Parties shall have no further rights, obligations, duties, and/or liabilities to each other under, or in any way related to, the Reinsurance Agreements or the Trust Agreement. In consideration of this commutation, no other payment for losses, loss adjustment expenses, premiums or other sums shall ever be owing to United Guaranty or Reinsurer in connection with the Reinsurance Agreements or Trust Agreement.

3.	Reinsurer and United Guaranty further agree that, upon satisfaction of all conditions and requirements set forth in Paragraph 11, the Parties shall deliver to the Trustee a joint written notice of their intention to terminate the Trust Agreement, which notice shall be in the form and substance reasonably satisfactory to the Parties and shall include a copy of this executed Agreement . United Guaranty and Reinsurer hereby expressly waive the notice provision of Section 10 of the Trust Agreement and authorize the Trustee to terminate the Trust Agreement immediately, in accordance with this Commutation Agreement. United Guaranty and Reinsurer shall execute a Notice of Termination and any other documentation reasonably requested by the Trustee or required by the Trust Agreement as soon as reasonably practicable to effect such termination and to effectuate the liquidation and release of the Trust Assets to United Guaranty, as further described in Paragraph 1 above.

4.

Reinsurer, on behalf of itself and its Affiliates, and their respective predecessors, successors, assigns, shareholders, officers, directors, employees and agents (collectively with Reinsurer, the “Reinsurer Releasors”), for good and valuable consideration given, hereby forever releases, acquits and discharges United Guaranty, its predecessors, successors, assigns, Affiliates, subsidiaries, and parent companies, and their respective shareholders, officers, directors, employees, and agents (collectively with United Guaranty, the “United Guaranty Releasees”), of and from any and all past, present and future liabilities and obligations arising out of, related to, on account of, growing out of, under or relating in any way to the Reinsurance Agreements or the Trust Agreement, whether written or oral, known or unknown, reported or unreported, and whether previously existing, currently existing or arising in the future, whether grounded in law or equity, in contract or in tort, including, but not limited to, all actions, causes of action, suits, arbitral proceedings, premiums, dues, debts, claims, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, doings, omissions, costs, offsets, duties, damages, judgments, arbitrations, mediations, expenses, adjustments, accounts, executions, losses and demands whatsoever in law or equity, contract or in tort, which any of the Reinsurer Releasors now have, claim to have, or may in the future have against any of the United Guaranty Releasees under the terms, provisions, endorsements, addenda, conditions of, or otherwise arising out of, related to, on account of, growing out of, under or relating in any way to, the Reinsurance Agreements or the Trust Agreement, provided however, that this release does not discharge obligations of United Guaranty that have been undertaken or imposed by the terms of this Agreement. As used in this Agreement, “Affiliate” means, with respect to a Party or entity, a person or entity that, directly or indirectly, is controlled by, controls, or is under common control with, that Party or entity.

5.	United Guaranty, on behalf of itself and its Affiliates, and their respective predecessors, successors, assigns, shareholders, officers, directors, employees and agents (collectively with United Guaranty, the “United Guaranty Releasors”), for good and valuable consideration given, hereby forever releases, acquits and discharges Reinsurer, its predecessors, successors, assigns, Affiliates, subsidiaries, and parent companies, and their respective shareholders, officers, directors, employees, and agents (collectively with Reinsurer, the “Reinsurer Releasees”), of and from any and all past, present and future liabilities and obligations arising out of, related to, on account of, growing out of, under or relating in any way to the Reinsurance Agreements or the Trust Agreement, whether written or oral, known or unknown, reported or unreported, and whether previously existing, currently existing or arising in the future, whether grounded in law or equity, in contract or in tort, including, but not limited to, all actions, causes of action, suits, arbitral proceedings, premiums, dues, debts, claims, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, doings, omissions, costs, offsets, duties, damages, judgments, arbitrations, mediations, expenses, adjustments, accounts, executions, losses and demands whatsoever in law or equity, contract or in tort, which any of the United Guaranty Releasors now have, claim to have, or may in the future have against any of the Reinsurer Releasees under the terms, provisions, endorsements, addenda, conditions of, or otherwise arising out of, related to, on account of, growing out of, under or relating in any way to, the Reinsurance Agreements or the Trust Agreement, provided however, that this release does not discharge obligations of the Reinsurer that have been undertaken or imposed by the terms of this Agreement.

6.	In the event that any party shall bring an action to enforce the terms of this Agreement or to declare rights hereunder, the prevailing party in any such action, shall be entitled to costs and reasonable attorneys’ fees to be paid by the non-prevailing party as fixed by a court of appropriate jurisdiction, including, but not limited to, reasonable attorneys’ fees and court costs incurred in courts of original jurisdiction, bankruptcy courts and appellate courts.

7.	This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. No modification of this Agreement shall be binding upon a party unless in writing and signed by the party against whom enforcement is sought. In the event of any conflict between the terms of the Reinsurance Agreements or the Trust Agreement and this Agreement, the provisions of this Agreement shall supersede and prevail.

8.	Except as otherwise provided herein, the terms and conditions of this Agreement shall be kept confidential by the Parties and neither Party may disclose the terms and conditions of this Agreement to any third party without the prior written consent of the other Party or as may be required by law and/or in compliance with a subpoena after giving reasonable notice to the other Party (to the extent that such notice is permitted by law). Notwithstanding the above, the foregoing prohibition on disclosure shall not prevent Reinsurer from making such disclosures as are necessary or appropriate upon advice of counsel to comply with Federal and state securities laws or from disclosing the terms and conditions of this Agreement to the parties identified in Paragraph 11 for purposes of obtaining the necessary consents, waivers and approvals. In addition, the foregoing prohibition shall also not apply to necessary disclosures to: (i) the Trustee as set forth in Paragraphs 1 and 3 above; (ii) independent auditors, accountants, actuaries, consultants and attorneys of either Party and the captive management representative of Reinsurer; (iii) any state or federal regulator pursuant to its regulations or demands; or iv) any Government Sponsored Enterprise.

9.	This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto, their respective successors and permitted assigns and their liquidators and rehabilitators. Neither Party may assign this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other Party. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requests, upon receipt; (b) if sent by reputable overnight air courier two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

a.	If to United Guaranty:

United Guaranty Residential Insurance Company

230 North Elm Street, Greensboro, NC 27401

Attention: John Gaines

b.	If to the Reinsurer:

WM Mortgage Reinsurance Company, Inc.

1201 Third Avenue, Suite 3000

Seattle, WA 98101

Facsimile 206-432-8879

Attention: Peter L. Struck

With a copy to:

Ms. Lynn Saito

Vice President, Captive Solutions

Marsh Management Services, Inc.

745 Fort Street, Suite 1100

Honolulu, HI 96813

10.	The Parties represent that they enter into this Agreement freely, voluntarily and at arms-length, in reliance on their own judgment, belief, and knowledge and with and upon the advice of counsel of their own choice and that the person executing this Agreement on behalf of the Party has the necessary and appropriate authority to do so; that neither Party has notice of any pending action, agreements, transactions, or negotiations to which it is a party or is likely to be made a party that would render this Agreement or any part thereof void, voidable, or unenforceable; and any authorization, consent, or approval of any governmental entity, required to make this Agreement valid and binding has been obtained.

11.	The Parties agree that this Agreement shall not be effective unless and until all necessary approvals, consents and waivers are obtained from (a) the requisite Holders of the 13% Senior First and Second Lien Notes issued by WMI Holdings Corp. pursuant to Indentures dated March 19, 2012, (b) the requisite Lenders of the WMI Holdings Corp. Financing Agreement dated March 19, 2013, and (c) the State of Hawaii Insurance Department. In the event any of such consents, waivers and approvals, as the case may be, are not obtained, this Agreement shall be null and void. (Capitalized terms in sections (a), (b), and (c) of this paragraph refer to the capitalized terms defined in the specific agreements referenced.)

12.	This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of North Carolina.

13.	Any capitalized terms not specifically defined in this Agreement are defined in the Reinsurance Agreements or Trust Agreement.

14.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and the counterparts shall constitute but one and the same instrument which shall be sufficiently evidenced by any one counterpart.

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IN WITNESS WHEREOF, UNITED GUARANTY and Reinsurer have caused this Agreement to be executed by their respective duly authorized representatives indicated below.

UNITED GUARANTY RESIDENTIAL INSURANCE COMPANY

By:	/s/ John E. Gaines	Date:	4/2/14

Print Name and Title:		John E. Gaines, SVP

By:	/s/ Jason H. Hanflick	Date:	4/2/14

Print Name and Title:		Jason H. Hanflick, AVP

WM MORTGAGE REINSURANCE COMPANY, INC.

By:	/s/ Charles Edward Smith	Date:	4/3/14

Print Name and Title:		Charles Edward Smith, President

By:		Date:

Print Name and Title: